Exhibit 99.1

News Release

Rockwell Collins reports 2013 earnings per share increased to $4.58

•	Cash provided by operating activities increased 16% to $617 million

•	Fiscal year 2014 guidance reiterated

CEDAR RAPIDS, Iowa (October 25, 2013) - Rockwell Collins, Inc. (NYSE: COL) today reported fiscal year 2013 earnings per share of $4.58, an increase of 10% from 2012. Total company sales for fiscal year 2013 were $4.61 billion, a 2% decline from last year. The lower sales volume was driven by an 8% decrease in Government Systems sales, partially offset by a 4% increase in Commercial Systems sales. Cash provided by operating activities for fiscal year 2013 totaled $617 million, an increase of 16% compared to $534 million last year.

Fourth quarter fiscal year 2013 earnings per share increased to $1.28 compared to $1.06 in the same quarter last year as the company continued to execute its capital deployment strategy through its share repurchase program. The fourth quarter of 2013 benefited from the absence of a restructuring and asset impairment charge in 2012 partially offset by higher employee incentive compensation costs in 2013. The company reported sales of $1.25 billion for the fourth quarter of 2013, a decrease of 1%, compared to sales of $1.27 billion for the same period a year ago.

“Our focus on increasing efficiencies across our business drove strong operating performance, including 21% operating margins, a 16% improvement in operating cash flow, and a 10% improvement in earnings per share, while allowing us to sustain our investments in R&D in support of long-term growth objectives,” said Rockwell Collins Chief Executive Officer, Kelly Ortberg. “We addressed the uncertainty of sequestration by incorporating the anticipated impacts into our plan and taking early action on our cost structure. These actions should also generate the savings necessary to sustain margins despite another year of continued headwinds in our government business in fiscal 2014."

“In both our commercial and government businesses we made excellent progress on critical programs that will drive substantial revenue growth for years to come. These include the successful ramp-up of the 787, the on-time development of equipment for the KC-46 and KC-390 programs, equipment deliveries to support the first flight of the A350 and C-Series, and capturing the display system for the new 737MAX,” Ortberg added. “In addition, a significant number of new aircraft that include increased Rockwell Collins content will soon be entering service, and the pending acquisition of ARINC will accelerate our growth trajectory and add a well-established business in the fast growing information management space. With our proven operating model I’m confident we will convert these opportunities into long-term profitable growth."

Following is a discussion of fiscal year 2013 fourth quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2013 fourth quarter results as summarized below.

(dollars in millions)	Q4 FY13	Q4 FY12	Inc/(Dec)
Commercial Systems sales
Original equipment	$310	$307	1%
Aftermarket	254	239	6%
Wide-body in-flight entertainment	19	19	—%
Total Commercial Systems sales	$583	$565	3%

Operating earnings	$122	$122	—%
Operating margin rate	20.9%	21.6%	(70) bps

•	Sales to aircraft original equipment manufacturers increased from higher deliveries for the Bombardier Global and Challenger aircraft partially offset by fewer deliveries for Cessna business jets.

•	Aftermarket sales increased primarily due to regulatory mandate upgrades.

•
Operating margin decreased in the fourth quarter of 2013 as the benefit from higher sales volume was more than offset by higher employee incentive compensation cost and higher company-funded research and development expense.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the fourth quarter of 2013 are summarized below.

(dollars in millions)	Q4 FY13	Q4 FY12	Inc/(Dec)
Government Systems sales
Avionics	$404	$394	3%
Communication products	148	176	(16)%
Surface solutions	63	58	9%
Navigation products	54	73	(26)%
Total Government Systems sales	$669	$701	(5)%

Operating earnings	$151	$175	(14)%
Operating margin rate	22.6%	25.0%	(240) bps

•	Avionics sales increased primarily due to higher international tanker/transport hardware sales partially offset by the impact of lower simulator sales.

•	Communication product sales declined due to lower satellite and secure communication product sales, partially offset by increased deliveries of JTRS Manpack radios.

•	Surface solutions sales increased from higher international Firestorm targeting systems sales.

•	Navigation product sales declined due to lower deliveries of airborne and ground navigation products as a result of the withdrawal in Afghanistan and Iraq.

•	Operating earnings and margin decreased primarily due to lower sales and the impact of higher employee incentive compensation costs.

Corporate and Financial Highlights

Fourth quarter fiscal year 2013 general corporate expenses not allocated to the company's business segments increased $8 million to $16 million primarily driven by increased employee incentive compensation costs, higher pension expense, and $3 million of transaction costs related to the pending acquisition of ARINC Incorporated (ARINC).

The company's effective income tax rate was 29.7% for the fourth quarter of 2013 compared to a rate of 30.9% for the same period last year. The lower tax rate was due primarily to the reinstatement of the Research & Development Tax Credit in the second quarter of 2013.

During the fourth quarter of 2013, the company repurchased 0.9 million shares of common stock at a total cost of $62 million. The company also paid a dividend on its common stock of 30 cents per share, or $40 million, in the fourth quarter of 2013.

Fiscal Year 2014 Outlook

The following table is a complete summary of the company's fiscal year 2014 financial guidance, which is unchanged from the original issuance on September 20, 2013:

•	Total sales	$4.5 billion to $4.6 billion
•	Total segment operating margins	21% to 22%
•	Earnings per share	$4.30 to $4.50
•	Cash flow from operations	$550 million to $650 million
•	Total research & development investment	About $950 million
•	Capital expenditures	About $140 million
•	Full year income tax rate	About 30%

This guidance range excludes the planned acquisition of ARINC, which is expected to close shortly after receiving regulatory approval. Guidance ranges will be updated after the transaction has closed.

Business Highlights

Rockwell Collins to purchase ARINC for $1.39 billion
Rockwell Collins reached a definitive agreement to acquire ARINC, a portfolio company of The Carlyle Group, and a leader in communications and information processing solutions for the commercial aviation industry, for $1.39 billion.

Rockwell Collins announced an agreement to sell Kaiser Optical Systems to Endress+Hauser
Rockwell Collins reached a definitive agreement to sell its subsidiary, Kaiser Optical Systems, Inc., a leader in spectrographic instrumentation and applied holographic technology, to Endress+Hauser.

Rockwell Collins’ new TCAS II traffic computer system achieved FAA certification
Rockwell Collins' next-generation Traffic Alert and Collision Avoidance (TCAS II) traffic computer system for air transport aircraft achieved Federal Aviation Administration certification. The new system, which enables NextGen® traffic surveillance in a lighter and more capable unit, is now available for Boeing aircraft as a forward-fit and retrofit solution, with Airbus and other aircraft types soon to follow.

Rockwell Collins selected by AAR to service a host of commercial aircraft
Rockwell Collins signed a long-term service agreement with AAR for maintenance, repair and overhaul (MRO) of Rockwell Collins avionics on more than 300 aircraft, including Airbus A319, A320, A330, Boeing 737, 767 and Bombardier CRJ platforms.

Rockwell Collins’ flight simulator image projection system selected by Turkish Airlines
Rockwell Collins announced that Turkish Airlines selected its EP®-8000 image generation and newest liquid crystal on silicon (LCoS) projection systems for its entire flight simulation platform, which includes nine simulators.

Rockwell Collins technology to enable next-generation Joint Terminal Attack Controller (JTAC) capabilities for DARPA close air support program
Rockwell Collins has been selected by Raytheon to integrate a suite of advanced technologies for the Defense Advanced Research Projects Administration’s (DARPA's) Persistent Close Air Support program.

Rockwell Collins’ Receiver Cards enabled first live M-code signals to successfully navigate an aircraft
Rockwell Collins recently participated in a historic test flight resulting in the first time any aircraft has used live Military code (M-code) signals to successfully navigate. The M-code signal is one of the key elements in the modernization of military GPS capabilities. This testing supports a congressional mandate to implement next-generation M-code technology on all U.S. Department of Defense platforms.

Rockwell Collins to provide satellite communication terminals to international customers
Rockwell Collins recently secured contracts in Europe and Asia Pacific to provide more than 90 SWE-DISH® satellite communication terminals.

Conference Call and Webcast Details

Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on October 25, 2013. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 23, 2013.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 19,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	September 30		September 30
	2013	2012	2013	2012
Sales
Government Systems	$669	$701	$2,395	$2,591
Commercial Systems	583	565	2,215	2,135
Total sales	$1,252	$1,266	$4,610	$4,726

Segment operating earnings
Government Systems	$151	$175	$499	$568
Commercial Systems	122	122	477	440
Total segment operating earnings	273	297	976	1,008

Interest expense	(7)	(7)	(28)	(27)
Stock-based compensation	(1)	(5)	(20)	(24)
General corporate, net	(16)	(8)	(60)	(42)
Restructuring and asset impairment charges, net	—	(57)	—	(58)
Income before income taxes	249	220	868	857
Income tax expense	(74)	(68)	(236)	(248)

Net income	$175	$152	$632	$609

Diluted earnings per share	$1.28	$1.06	$4.58	$4.15

Weighted average diluted shares outstanding	136.7	143.8	138.1	146.8

The following tables summarize sales by product category for the three and twelve months ended September 30, 2013 and 2012 (unaudited, in millions):

	Three Months Ended		Year Ended
	September 30		September 30
	2013	2012	2013	2012
Government Systems sales:
Avionics	$404	$394	$1,384	$1,476
Communication products	148	176	586	652
Surface solutions	63	58	232	226
Navigation products	54	73	193	237
Total Government Systems sales	$669	$701	$2,395	$2,591

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$156	$159	$601	$574
Aftermarket	142	123	499	474
Wide-body in-flight entertainment	19	19	83	91
Total air transport aviation electronics	317	301	1,183	1,139

Business and regional aviation electronics:
Original equipment	154	148	612	582
Aftermarket	112	116	420	414
Total business and regional aviation electronics	266	264	1,032	996
Total Commercial Systems sales	$583	$565	$2,215	$2,135

Commercial Systems sales:
Total original equipment	$310	$307	$1,213	$1,156
Total aftermarket	254	239	919	888
Wide-body in-flight entertainment	19	19	83	91
Total Commercial Systems sales	$583	$565	$2,215	$2,135

The following table summarizes total Research & Development Investment by segment and funding type for the three and twelve months ended September 30, 2013 and 2012 (unaudited, dollars in millions):

	Three Months Ended		Year Ended
	September 30		September 30
	2013	2012	2013	2012
Research and Development Investment
Customer-funded:
Government Systems	$87	$98	$383	$420
Commercial Systems	26	22	98	83
Total Customer-funded	113	120	481	503

Company-funded:
Government Systems	23	19	77	82
Commercial Systems	63	60	218	238
Total Company-funded	86	79	295	320
Total Research and Development Expense	199	199	776	823

Increase in Pre-production Engineering Costs, Net	32	35	145	123
Total Research and Development Investment	$231	$234	$921	$946

Percent of Total Sales	18.5%	18.5%	20.0%	20.0%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	September 30
	2013	2012
Assets
Cash and cash equivalents	$391	$335
Receivables, net	1,058	971
Inventories, net	1,518	1,332
Current deferred income taxes	19	58
Other current assets	108	91
Total current assets	3,094	2,787

Property	773	773
Goodwill	779	780
Intangible assets	288	291
Long-term deferred income taxes	245	455
Other assets	221	228
Total assets	$5,400	$5,314

Liabilities and equity
Short-term debt	$436	$—
Accounts payable	463	475
Compensation and benefits	293	269
Advance payments from customers	324	288
Accrued customer incentives	184	174
Product warranty costs	121	126
Other current liabilities	160	108
Total current liabilities	1,981	1,440

Long-term debt, net	563	779
Retirement benefits	1,078	1,693
Other liabilities	155	138
Equity	1,623	1,264
Total liabilities and equity	$5,400	$5,314

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Year Ended September 30
	2013	2012
Operating Activities:
Net income	$632	$609
Adjustments to arrive at cash provided by operating activities:
Restructuring, asset impairment and customer bankruptcy charges	—	65
Depreciation	124	117
Amortization of intangible assets and pre-production engineering costs	56	57
Stock-based compensation expense	20	24
Compensation and benefits paid in common stock	53	69
Excess tax benefit from stock-based compensation	(9)	(9)
Deferred income taxes	53	105
Pension plan contributions	(122)	(126)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(85)	(29)
Production Inventory	(89)	(63)
Pre-production engineering costs	(170)	(141)
Accounts payable	9	(28)
Compensation and benefits	33	(77)
Advance payments from customers	34	22
Accrued customer incentives	10	46
Product warranty costs	(6)	(21)
Income taxes	75	(68)
Other assets and liabilities	(1)	(18)
Cash Provided by Operating Activities	617	534

Investing Activities:
Property additions	(120)	(138)
Proceeds from the disposition of property	3	17
Acquisition of intangible assets	(1)	(4)
Sales price adjustment from business divestiture	—	(3)
Other investing activities	—	(1)
Cash Used for Investing Activities	(118)	(129)

Financing Activities:
Purchases of treasury stock	(589)	(714)
Cash dividends	(164)	(157)
Increase in short-term commercial paper borrowings, net	235	—
Increase in long-term borrowings	—	247
Proceeds from the exercise of stock options	61	21
Excess tax benefit from stock-based compensation	9	9
Cash Used for Financing Activities	(448)	(594)

Effect of exchange rate changes on cash and cash equivalents	5	(6)

Net Change in Cash and Cash Equivalents	56	(195)
Cash and Cash Equivalents at Beginning of Period	335	530
Cash and Cash Equivalents at End of Period	$391	$335